Exhibit 6.1

AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE DATED MAY 13, 2022

This Amendment #1 (“Amendment”) to the Convertible Promissory Note dated May 13, 2022, is made effective as of May 13, 2022, by and among Thunder Energies Corporation, a Florida corporation (the “Company”) and Turvata Holdings Limited (“Purchaser”) (collectively, the “Parties”). Capitalized terms used but not defined herein will have the meanings assigned to them in the Convertible Promissory Note (as defined below).

BACKGROUND

A.     The Company and Purchaser are parties to that certain Convertible Promissory Note (the “Convertible Promissory Note”) dated May 13, 2022; and

B.     The Parties desire to amend the Convertible Promissory Note as set forth expressly below.

NOW THEREFORE, and no other considerations of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Delete Section 1.1 paragraph 2, “Conversion Rights shall not vest until such time as the Holder's consideration, RoRa Prime Coin is " live" on a US exchange and available through a mutually agreed upon cryptocurrency wallet such as NyX, Exodus, Ledger, TREZOR Model T Wallet, ZenGo, or Atomic. The expected date for being live is June 15, 2022. The parties agree to establish a time is of the essence date of August 15, 2022 for Holder to meet the " live" requirement. Should Holder not meet the " live" requirement by August 15, 2022 then Borrower shall return all RoRa Prime Coins and Holder shall release all claims on any shares or conversion rights”.

Replace Section 1.1 paragraph 2 with “The Convertible Promissory Note shall not be enforceable until such time as the Holder's consideration, RoRa Prime Coin is " live" on a US exchange and available through a mutually agreed upon cryptocurrency wallet such as NyX, Exodus, Ledger, TREZOR Model T Wallet, ZenGo, or Atomic. The expected date for being live is November 1, 2022. The parties agree to establish a time is of the essence date of May 1,2023 for Holder to meet the " live" requirement.

Should Holder not meet the " live" requirement by May 1, 2023, then Borrower shall return all RoRa Prime Coins and Holder shall release all claims on any shares or Convertible Promissory Note.

2.	Delete Section 1.2(b), “Conversion Price During Major Announcements”, in its entirety.

3.	Delete Section 1.6(d), “Adjustment Due to Dilutive Issuance. If, at any time when any Notes are issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a "Dilutive Issuance"), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance”.

Replace Section 1.6(d) with, “Adjustment Due to Dilutive Issuance. Shall not be effective nor vest until such time as the Holder’s consideration, RoRa Prime Coin is “live” on a US exchange and available through a mutually agreed upon cryptocurrency wallet such as NyX, Exodus, Ledger, TRZOR Model T Wallet, ZenGo, or Atomic. If, at any time after RoRa Prime Coin is “live” on a US exchange and available through a mutually agreed upon cryptocurrency wallet such as NyX, Exodus, Ledger, TRZOR Model T Wallet, ZenGo, or Atomic any Notes are issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a "Dilutive Issuance"), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance.

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1.	This Amendment shall be deemed part of, but shall not take precedence over and supersede any provisions to the contrary contained in the Convertible Promissory Note except, as specifically modified hereby, all of the provisions of the Convertible Promissory Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the undersigned Purchaser have caused this Agreement to be executed as of the date first written above.

COMPANY

/s/ Ricardo Haynes

THUNDER ENERGIES CORPORATION

Name: Ricardo Haynes

Title:   President & CEO

PURCHASER”

Turvata Holdings Limited

By: /s/ Duane Lee

Name: Duane Lee

Title:   CEO

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